                                                                    EXHIBIT 4.11

[ASHURST MORRIS CRISP LOGO]


        Supply Agreement





       Selborne Biological Services (Australia) Pty Limited

       and

       Protherics Australasia Pty Limited











21st October 2002

                                    CONTENTS



CLAUSE                                                                                  PAGE
1.       DEFINITIONS AND INTERPRETATION...................................................1
2.       SUPPLY OF THE SERUM PRODUCTS AND BULK IMMUNOGEN..................................4
3.       CONDITIONS OF SALE...............................................................8
4.       TECHNICAL AGREEMENT..............................................................8
5.       PRODUCTION AND DELIVERY..........................................................9
6.       SHEEP TO BE USED IN THE PRODUCTION OF SERUM PRODUCTS............................10
7.       PRICE AND PAYMENT...............................................................13
8.       DEFECTS.........................................................................17
9.       INTELLECTUAL PROPERTY...........................................................17
10.      IMPROVEMENTS AND INVENTIONS.....................................................18
11.      QUALITY CONTROL AND COMPLIANCE WITH REGULATIONS.................................20
12.      WARRANTIES......................................................................21
13.      LIMITATION OF LIABILITY.........................................................23
14.      FORCE MAJEURE...................................................................23
15.      DURATION AND TERMINATION........................................................24
16.      CONFIDENTIALITY.................................................................25
17.      COSTS...........................................................................27
18.      VARIATIONS......................................................................27
19.      WAIVER..........................................................................27
20.      INVALIDITY......................................................................28
21.      NOTICES.........................................................................28
22.      NO PARTNERSHIP..................................................................29
23.      ASSIGNMENT AND SUB-CONTRACTING..................................................29
24.      GOVERNING LAW AND JURISDICTION..................................................30
25.      EXCLUSION OF THIRD PARTY RIGHTS.................................................31
26.      ENTIRE AGREEMENT................................................................31

SCHEDULE 1...............................................................................32
Serum Products...........................................................................32
SCHEDULE 2...............................................................................33
Technical Agreement......................................................................33
SCHEDULE 3...............................................................................34
Protherics Australasia Pty Limited's standard terms and conditions of purchase...........34
SCHEDULE 4...............................................................................35
Template Certificate of Analysis.........................................................35

THIS AGREEMENT is made on 21st October, 2002

BETWEEN:-

(1) SELBORNE BIOLOGICAL SERVICES (AUSTRALIA) PTY LIMITED (ACN No. 054877975) whose registered office is at Mountford, Longford, Tasmania 7301, Australia (the "SUPPLIER"); and

(2) PROTHERICS AUSTRALASIA PTY LIMITED (No. 062369724) whose registered office is at c/o PricewaterhouseCoopers, Level 14, 91 King William Street, Adelaide SA5000, Australia (the "CUSTOMER").

RECITALS

(A) The Supplier carries on the business of producing and selling serum products, such as the Serum Products defined below.

(B) The Customer's Group, as defined below, carries on the business of selling Finished Products, as that term is also defined below, and the Customer wishes to purchase Serum Products from the Supplier in connection with that business.

(C) The Supplier is willing to supply Serum Products to the Customer on the terms set out in this agreement.

THE PARTIES AGREE AS FOLLOWS:-

1.       DEFINITIONS AND INTERPRETATION

1.1 In this agreement the following words and expressions shall have the following meanings, unless the context otherwise requires:-

         "ACT" means A New Tax System (Goods and Services Tax) Act 1999 No. 55 of 1999;

         "AFFILIATE" means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under the common control of the Customer or the Supplier, as applicable;

         "BULK IMMUNOGEN" means the Customer's proprietary antigens prepared into lyophilised multiple dose format for use by the Supplier in the production of Serum Products;

         "BUSINESS DAY" means any day (excluding Saturdays) on which banks generally are open in Sydney for the transaction of normal banking business;

         "BUSINESS INFORMATION" means all business, commercial, economic, financial, operational, technical, administrative, marketing, planning and staff information relating to a party or its interests;

         "C OF A" means Certificate of Analysis in the format set out in schedule 4 hereto;

         "CHANGE CONTROL" means the Customer's system of evaluating, notifying and documenting planned changes from previously accepted practice and the impact thereof on the quality, safety and efficacy of Finished Products as regards the materials, components (including without limitation packaging, raw materials such as Serum Products and labeling), products, processes, computer systems, utilities or testing procedures used or involved in or relating to the production of Finished Products, whenever, howsoever and wherever in the course of such production they are relevant;

         "CHANGE CONTROL COMMITTEE" means the committee established and appointed by the Customer from time to time, which is responsible for operating Change Control;

         "CUSTOMER'S GROUP" means the Customer, its subsidiaries, its holding company and the other subsidiaries of its holding company;

         "CYCLE" means each consecutive period of four weeks during the term of this agreement, the first such period to commence on the Effective Date;

         "EFFECTIVE DATE" means 8 June 2001;

         "FINISHED PRODUCTS" means the Customer's proprietary antibody products;

         "GOODS AND SERVICES TAX" has the meaning ascribed to it in Chapter 6, section 195-1 of the Act;

         "HUSBANDRY FEE" means a fee of    [*]     ;

         "IMPROVEMENT" means all improvements, modifications and adaptations to any part of the process of producing the Serum Products, whether or not referred to in the Technical Agreement, which might reasonably be of commercial interest to either party in the design, manufacture or supply of the Serum Products and/or to the Customer in the design, manufacture or supply of the Finished Products and which may be made during the term of this agreement;

         "IMMUNISATION" means the procedure, conducted in accordance with this agreement, of inoculating with Immunogen Emulsion the sheep maintained by the Supplier pursuant to this agreement and used in the production of Serum Products, and "Immunise" shall be interpreted accordingly;

         "IMMUNISATION FEE" means a fee of [*] conducted in accordance with this agreement;

         "IMMUNOGEN EMULSION" means Bulk Immunogen solution for use in the Immunisation of sheep, prepared in accordance with the provisions of the Technical Agreement;

         "INTELLECTUAL PROPERTY RIGHTS" means any and all trade marks, rights in designs, get-up, trade, business or domain names, copyrights, future copyrights, patents, rights in databases (whether registered or not and any applications to register or rights to apply for registration


* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

         of any of the foregoing), rights in inventions, know how, trade secrets and other confidential information and all other intellectual property rights of a similar or corresponding nature which may now or in the future subsist in any part of the world;

         "PRIMING PERIOD" means the period of ten (10) Cycles following the Effective Date;

         "PRODUCT INFORMATION" means all technical information and data relating to the Serum Products or their manufacture or to the Technical Agreement, including without limitation to and of the Customer's system for recording and tracing all procedures conducted in respect of sheep used in the production of Serum Products, known as "Tabpacs";

         "REGULATORY INSPECTION" means an inspection of the Supplier's premises, processes and/or equipment used in the production, storage or packaging of the Serum Products or in keeping or otherwise using or in relation to keeping or otherwise using such sheep as are used therein, by any appropriate regulatory authority including, but not limited to, the United States Food and Drug Administration ("FDA") or by any officer in the performance of their duties pursuant to any legislation to which the Supplier is required to comply, in whole or in part, hereby, including without limitation, the Prevention of Cruelty to Animals Act 1985 (South Australia) and the Animal Welfare Act 1993 (Tasmania);

         "REVIEW DATE" means the anniversary date of this agreement and each subsequent anniversary;

         "SERUM PRODUCTS" means the products set out in schedule 1;

         "STANDARD OPERATING PROCEDURES" OR "SOPS" means the Supplier's directions, as amended from time to time, for performing operations and procedures within the process of manufacturing Serum Products, including without limitation, those relating to cleaning, the use of protective clothing, environmental control and processing and sampling equipment operation;

         "TAXABLE SUPPLY" has the same meaning as in the Act;

         "TECHNICAL AGREEMENT" means the specification for the Serum Products and their manufacture by the Supplier, agreed between the parties on the same date as the date hereof, a copy of which is appended to this agreement as schedule 2;

         "TEST BLEED" means the test bleeding of sheep to be used in the production of Serum Products prior to the commencement thereof but otherwise in the same way as such bleeding would be conducted in the course of such production;

         "TEST BLEED FEE" means a fee of [*] conducted in accordance with this agreement;

         "VALUE ADDED TAX" means Value Added Tax or any other tax of a similar nature that may be substituted for or levied in addition to it, in each case at the rate current from time to time; and


* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

         "YEAR" means a period of twelve (12) months from the date of this agreement and each consecutive period of twelve (12) months thereafter during the term of this agreement.

1.2      In this agreement unless otherwise specified, reference to:-

         (a) a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 9 of the Corporations Act 2001;

         (b) a party means a party to this agreement and includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

         (c) a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

         (d) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

         (e) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

         (f) recitals, clauses, paragraphs or schedules are to recitals, clauses, and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

         (g) "CONTROL" is to be construed in accordance with section 50AA of the Corporations Act 2001 and "CONTROLLING" and "CONTROLLED" shall be construed accordingly.

1.3 The index to and headings in this agreement are for information only and are to be ignored in construing the same.

2.       SUPPLY OF THE SERUM PRODUCTS AND BULK IMMUNOGEN

2.1      (a)      Subject to clause 2.1(b) below and provided that the Customer complies with its obligations pursuant to clause 2.10(a) below, the Supplier shall supply and the Customer shall purchase such quantities of the Serum Products as the Customer may order from the Supplier from time to time in accordance with this agreement.

         (b) The Supplier shall not be required to involve, at any given time, more than five thousand (5000) sheep in the production of Serum Products and shall not be required to supply the Customer with greater quantities of Serum Products than can be derived from such number of sheep, unless and until these limitations are amended pursuant to clause 2.l (c) below.

         (c) The Supplier shall, as and when requested by the Customer, enter into good faith negotiations with the Customer to amend this clause 2.1 to:

                  (i) provide for an increase in the maximum number of sheep that the Supplier may be required to involve, at any given time, in the production of Serum Products; and

                  (ii) raise the limit imposed by clause 2.1(b) above on the maximum quantities of Serum Products which the Supplier may be required to provide to the Customer in accordance with this agreement.

2.2      The Customer shall notify the Supplier in writing of:-

         (a) its estimated forecast for the Serum Products the Customer will require during the following twenty six (26) Cycles, on a rolling basis at the beginning of every fourth Cycle, the first such notification to be made by the Customer to the Supplier within ten (10) Business Days following the date of this agreement; and

         (b) any revisions to those estimated forecast requirements as soon as reasonably practicable after such revisions are made.

2.3      (a)      The Customer shall, on each occasion that it gives the
                  Supplier notice of its estimated forecast requirements for Serum Products pursuant to clause 2.2(a) above, give the Supplier its order for those Serum Products with which it will require the Supplier to supply it during the subsequent thirteen (13) Cycles, the first such order to be made within ten (10) Business Days following the date of this agreement, provided that where any such order relates to any Cycle(s) in respect of which the Customer has already given its order to the Supplier, such order shall, to that extent, restate the order previously placed.

         (b)      Each such order shall specify:

                  (i) the exact type and quantity of the Serum Products required by the Customer; and

                  (ii) the date(s) on which, during the relevant period of thirteen (13) Cycles, such Serum Products shall be delivered to the Customer in accordance with this agreement.

         (c) No order made pursuant to this clause 2.3 shall be for a larger quantity of Serum Products than the Customer's estimated forecast requirements in respect of the period to which such order relates.

2.4 Orders for the Serum Products shall be given by the Customer to the Supplier in writing or, if not, shall be confirmed in writing within ten (10) Business Days.

2.5 The Supplier shall be responsible for manufacturing adequate supplies of the Serum Products in accordance with this agreement to meet the Customer's estimated forecast requirements.

2.6 Notwithstanding the above, the Supplier shall be under no obligation to provide Serum Products to the Customer during the Priming Period.

2.7 The Supplier will notify the Customer in a timely manner of any material changes in the health status of the sheep flocks used to produce the Serum Products, or of any regulatory or legal changes affecting the management of such sheep flocks, or of any other aspect of the manufacturing process of the Serum Products that could have a material impact on the future supplies of or the quality of the raw materials required for manufacturing the Serum Products or, in each case, of the Serum Products themselves.

2.8      (a)      The Supplier shall permit and provide all reasonable
                  assistance to further the objectives of any Regulatory
                  Inspections which any appropriate regulatory authority desires to undertake, including without limitation by answering all inquiries made in the course thereof and providing the relevant regulatory authority with access to relevant records.

         (b) The Supplier shall notify the Customer of any pending Regulatory Inspection at the earliest opportunity and the Customer shall be granted the option of sending, at its own cost, a representative to be present at such Regulatory Inspection and shall receive copies of all reports produced therefrom, provided that the Customer shall ensure that such representative shall at all times comply with the Supplier's regulations and instructions relating to the safety and conduct of persons on its premises.

2.9      (a)      If it becomes apparent that the Supplier will not be able to meet any order from the Customer for Serum Products, whether on the date(s) specified in that order or at all, the Supplier shall, as soon as practicable, notify the Customer and the Customer shall, without liability to the Supplier, be entitled to obtain Serum Products from any other person, in order that it acquires the quantities of Serum Products ordered from the Supplier. For the avoidance of doubt, if the Customer rejects any Serum Products pursuant to clause 8.1 below and the Supplier does not replace the same in accordance with clause
                  8.3, the Supplier shall, for the purposes of this clause, be deemed not to have met the order for Serum Products to which the same relates.

         (b) If the Supplier subsequently notifies the Customer that it is able and willing to resume the supply of Serum Products in accordance with the Customer's orders, the Customer shall, without liability to the Supplier, remain entitled to fulfill its then existing contractual commitments to obtain Serum Products from any other supplier(s), prior to recommencing its orders for or acceptance of deliveries of Serum Products from the Supplier.

2.10     (a)      The Customer shall supply, at no cost, the Supplier with such
                  Bulk Immunogen as is sufficient, in the Customer's reasonable opinion, to enable the Supplier to produce, in accordance with this agreement, the Serum Products ordered by the Customer pursuant hereto. The Customer shall ensure that during transport to the Supplier, such Bulk Immunogen is kept at temperatures between two (2) and eight (8) degrees Celsius and that each batch of Bulk Immunogen is accompanied by a completed C of A.

         (b) The Customer shall supply Bulk Immunogen in accordance with this clause 2.10 on such dates as are notified to it in writing by the Supplier, provided that, in each case, the Supplier gives the Customer at least two (2) Cycles' notice of such dates, failing which, the Customer will satisfy such requests as soon as it is reasonably able.

         (c) Supplies of Bulk Immunogen pursuant to this clause 2.10 shall be made at the Customer's expense, provided that if the Supplier requires the Customer to supply additional Bulk Immunogen, the Supplier shall pay for such additional supplies, payment to be made at the end of the month in which the Supplier receives the Customer's invoice therefor. For the avoidance of doubt, the Supplier shall pay for any Bulk Immunogen provided by the Customer additional to that which, in the Customer's reasonable opinion the Supplier would need to produce, in accordance with this agreement, the Serum Products ordered by the Customer, where Bulk Immunogen has been lost or otherwise cannot be used in the production of Serum Products through the Supplier's breach of this agreement or other default.

         (d) The Supplier shall be responsible for obtaining any relevant Australian Quarantine and Inspection Service permits necessary to import Bulk Immunogen into Australia from the United Kingdom or elsewhere.

2.11     (a)      The Supplier shall obtain and maintain throughout the term of this agreement all relevant or necessary licences under the Animal Welfare Act 1993 (Tasmania) to ensure its compliance therewith and shall otherwise comply in all respect with such legislation. The Supplier shall provide the Customer with copies of all such licences promptly upon obtaining the same.

         (b) Throughout the term of this agreement, the Supplier shall, in the performance of its obligations hereunder, comply in all respects with the provisions of the:

                  (i)      Animal Welfare Act 1993 (Tasmania);

                  (ii)     Animal Health Act 1995 (Tasmania);

                  (iii) Animal Farming (Registration) Act 1994 (Tasmania) and all Regulations issued thereunder;

                  (iv) Environmental Management and Pollution Control Act 1994 (Tasmania), including without limitation in respect of its waste disposal and management procedures;

                  (v)      Workplace Health and Safety Act 1995 (Tasmania); and

                  (vi)     Export Control Act 1982 (Commonwealth).

         (c) The Supplier shall obtain and maintain throughout the term of this agreement all applicable permits under the Environmental Management and Pollution Control Act 1994 (Tasmania) and shall provide the Customer with copies thereof upon obtaining the same.

3.       CONDITIONS OF SALE

         All sales of the Serum Products pursuant to this agreement shall, to the extent that they are applicable, be made on the Customer's standard terms and conditions of purchase which the Customer may issue from time to time and which are annexed to this agreement as schedule 3, save to the extent that:

         (a) any provision of such terms and conditions is inconsistent with any provision of this agreement, in which case the latter shall prevail; or

         (b) the Supplier and the Customer agree in writing to vary those terms and conditions of purchase.

4.       TECHNICAL AGREEMENT

4.1 The Serum Products and their manufacture, storage and transport, and the manufacture, storage and transport of the materials from and with which they are produced, shall comply with the Technical Agreement in all respects and the Customer shall be entitled, in accordance with clause 8.1 below, to reject any Serum Products which do not so conform and to return such defective Serum Products to the Supplier or, at the Supplier's option, otherwise dispose of such defective Serum Products as the Supplier may direct and at the Supplier's expense.

4.2 The Customer shall provide such technical support and information to the Supplier as is reasonably requested to assist the Supplier to manufacture Serum Products in accordance with this agreement and shall be entitled to invoice the Supplier therefor in the event that the provision of such support or information causes the Customer expense in
         excess of   [*]   .

4.3 The parties shall meet from time to time to discuss possible amendments to the Technical Agreement.

4.4 Either party may propose an amendment to the Technical Agreement to take account of changes in relevant technology or any enactment or other change in relevant legislation or regulations and, where such amendment is proposed for such reason, the consent of the other party thereto shall not be unreasonably withheld or delayed.

4.5 All proposed amendments to the Technical Agreement made by the Supplier concerning the manufacturing of Serum Products or the testing thereof must be presented by the Supplier to the Customer in such a manner and format as to enable the Change Control Committee properly and fully to implement Change Control or in any other appropriate way to assess the impact, if any, of each such proposal on the quality, safety, efficacy and composition of


* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

         the Serum Products and Finished Products and no such proposed amendment shall be implemented until the Change Control Committee has, acting reasonably, so properly and fully implemented Change Control or otherwise assessed the impact of such proposed amendment, as is appropriate in the Customer's opinion.

4.6 Whilst the terms of the Technical Agreement are incorporated into this agreement, in the event of any conflict between the terms of the Technical Agreement and of this agreement, the terms of the Technical Agreement shall prevail.

5.       PRODUCTION AND DELIVERY

5.1 The Supplier shall produce and maintain, in accordance with the Technical Agreement, sufficient stocks of Serum Products to meet the Customer's orders.

5.2 The Supplier shall use no antigens in the production of Serum Products other than Bulk Immunogen supplied by the Customer.

5.3      (a)      Subject as provided in clause 5.4 below, the Supplier shall deliver the Serum Products ordered by the Customer either to an address within Australia or to an international airport in England or Wales, in each case on the date(s) specified in the relevant order(s) therefor, and shall notify the Customer at least two (2) Business Days in advance of each delivery and, where such delivery is to an airport in England and Wales, shall inform the Customer at the same time of the name of that airport and of the number of the flight on which the delivery will be made.

         (b) Time for delivery shall be of the essence but the Supplier shall not be deemed to be in breach of this agreement for any failure to deliver on the specified date for such delivery, unless and until the Customer has given the Supplier ten (10) Business Days written notice requiring delivery, such notice not to be given until delivery is overdue.

5.4      (a)      Until the Customer has been granted a licence by the FDA to manufacture Finished Products from Serum Products produced by the Supplier and to sell the same for human therapeutic use, the Customer shall store all Serum Products manufactured pursuant to this agreement at its facility and, for the avoidance of doubt, at temperatures between - 10 (negative ten) and - 26 (negative twenty six) degrees Celsius.

         (b) Notwithstanding clause 5.4(a) above, the Supplier shall deliver to the Customer such quantities of Serum Products as are stored by the Supplier pursuant to clause 5.4(a) upon demand and in accordance with the provisions of this agreement relevant to the delivery of Serum Products, including without limitation those of clause 5.3.

         (c) Upon receiving the licence referred to in clause 5.4(a) above, the Customer shall notify the Supplier that it has received the same, whereupon the parties shall agree a timetable for the delivery to the Customer of all Serum Products stored by the Supplier pursuant to clause 5.4(a), such deliveries in any event to be made in accordance with the provisions of this agreement relevant to the delivery of Serum Products, including without limitation those of clause 5.3.

5.5      (a)      The Supplier shall ensure that all Serum Products delivered to the Customer are packaged and handled in a manner appropriate to maintaining their condition and preventing its deterioration during transport, such measures to include, but not be limited to, the maintenance of temperature control and security of packaging.

         (b) To the extent that it is applicable, the Supplier shall comply in all respects with the provisions of the Environment and Pollution Control Act 1994 (Tasmania) in delivering Serum Products to the Customer.

5.6 The Supplier shall procure from a reputable insurer comprehensive insurance against all risks in respect of each and every lot of Serum Products to be delivered to the Customer, including but not limited to goods in transit insurance and insurance of the Serum Products against fire and other risks while at the Supplier's premises. The Supplier shall not be required by this clause 5.6 to obtain insurance cover for each lot of Serum Products above the invoice value thereof.

5.7 The Supplier shall ensure that each lot of Serum Products to be delivered to the Customer is accompanied by documentation appropriate to comply with the formalities of any applicable regulatory authorities including, but not limited to, in the case of deliveries to the United Kingdom, the UK Ministry of Health and HM Customs & Excise and any shipping regulations, including commercial invoices, and with health/veterinary certificates and the applicable, completed C of A. Furthermore, the Supplier shall be responsible for obtaining any applicable licences or other consents for its export of Serum Products out of Australia when delivering the same to the United Kingdom.

5.8 Delivery of the Serum Products shall take place when they are received by the Customer or its agent at the address or airport to which they are delivered pursuant to clause 5.3 above.

6.       SHEEP TO BE USED IN THE PRODUCTION OF SERUM PRODUCTS

6.1 The Supplier hereby acknowledges that the 1093 live sheep transferred by the Customer to the Supplier's facility at Mountford, Longford, Tasmania, on 8 June 2001 (the "ORIGINAL SHEEP"), are and shall remain the sole property of the Customer.

6.2 The Supplier shall acquire no sheep for use in the production of Serum Products additional to the Original Sheep ("ADDITIONAL SHEEP"), without the prior, written approval of the Customer.

6.3      (a)      Subject to clause 6.2 above, the Supplier shall be responsible for determining whether, at any time, it will require any Additional Sheep in order to manufacture Serum Products ordered by the Customer and if so, how many Additional Sheep it will so require.

         (b) The Supplier shall promptly notify the Customer upon determining that it will require any Additional Sheep in order to manufacture Serum Products ordered by the

                  Customer and, at the same time, shall inform the Customer of the number of Additional Sheep it considers that it will so require and by when it will require them.

         (c) The Supplier shall promptly provide the Customer with such evidence as the Customer may request to verify any assessment by the Supplier that it will require Additional Sheep and of the number the Supplier considers it will so require.

6.4 In the event that the Customer notifies the Supplier in writing that it approves the acquisition of Additional Sheep by the Supplier, the Supplier shall purchase the same from sources and at prices approved in writing by the Customer, for and on behalf of the Customer and at the Customer's expense, and such Additional Sheep shall be and shall remain the sole property of the Customer. The Supplier shall arrange for the cost of all Additional Sheep acquired pursuant to this clause
         6.4 to be invoiced directly to the Customer by the vendors thereof.

6.5 Notwithstanding that the same shall at all times be the Customer's property, the Supplier shall be responsible for the Original Sheep and any Additional Sheep, shall keep the same at its facility separately from any other livestock thereat and shall be responsible for the proper upkeep thereof in an appropriate manner and to appropriate standards prescribed by legislation for the use of the same in the production of Serum Products, (including, without limitation, by providing veterinary services therefor). For the purposes of this clause 6.5, applicable legislation with which the Supplier must comply includes but is not limited to those pieces of legislation referred to in clause 2.11.

6.6      (a)      During the Priming Period, the Supplier shall charge the
                  Customer, per Original Sheep:

                  (i)      the Husbandry Fee;

                  (ii)     the Immunisation Fee; and

                  (iii)    the Test Bleed Fee;

                  such fees to be invoiced by the Supplier to the Customer at the end of the Cycle during which the same are incurred and to be payable in accordance with the terms of clause 7.

         (c) In the event that any Additional Sheep are acquired on behalf of the Customer pursuant to clause 6.4 above, the Supplier shall charge the Customer, per Additional Sheep, during and in respect of the ten (10) Cycles following its acquisition:

                  (i)   the Husbandry Fee;

                  (ii)  the Immunisation Fee; and

                  (iii) the Test Bleed Fee;

                  such fees to be invoiced by the Supplier to the Customer at the end of the Cycle in which the same are incurred and to be payable in accordance with the terms of clause 7.

6.7 The Customer shall procure from a reputable insurance company insurance against the loss of the Original Sheep and any Additional Sheep used or to be used in the production of Serum Products and against the loss of their use in the production of Serum Products resulting therefrom or from their incapacity or unsuitability for use in the production of Serum Products for any other reason, and the Supplier shall provide the Customer with all information and other assistance as the Customer may reasonably require to assist it in procuring and maintaining such insurance.

6.8      (a)      In the event that the Supplier, acting reasonably and on the basis of orders and forecasts for Serum Products received from the Customer pursuant to clauses 2.2 and 2.3 above, believes that it has more sheep available to use in the production of Serum Products than it requires to fulfill orders made pursuant to clause 2.3 above, the Supplier shall forthwith give notice to the Customer of the number of sheep it so considers to be surplus to its requirements and the date from when such sheep shall so become surplus to its requirements.

         (b) On receipt of such notice, the Customer shall, in its discretion, be entitled to require the Supplier to, in which event the Supplier shall:

                  (i) maintain and Immunise all or some of such surplus sheep as the Customer specifies, without using the same in the manufacture of Serum Products but otherwise to the same standard as if they were so used, in respect of which the Customer shall pay the Husbandry Fee and the Immunisation Fee per sheep so maintained and Immunised without being used in the manufacture of Serum Products, until such time as it is again so used in such manufacture; or

                  (ii) maintain without Immunising all or some of such surplus sheep as the Customer specifies, without using the same in the manufacture of Serum Products but otherwise to the same standard as if they were so used, in respect of which the Customer shall pay the Husbandry Fee per sheep so maintained without being used in the manufacture of Serum Products, until such time as it is again so used in such manufacture;

                  provided that in neither case shall such sheep be used in the production of Serum Products until the Customer notifies the Supplier otherwise in writing.

         (c) The Customer shall be entitled, at will, to require the Supplier to maintain and Immunise sheep in accordance clause 6.8(b)(i) above which were previously simply maintained in accordance with clause 6.8(b)(ii), and vice versa, provided that the sums payable by the Customer in respect of such sheep, as specified in such clauses, shall be substituted accordingly.

         (d) In the event that and notwithstanding that the Customer does not, following receipt of a notice under clause 6.8(a) above, require the Supplier to maintain any or all such surplus sheep or otherwise decides that the same should not be maintained, the Supplier may only destroy or otherwise dispose of the number of sheep stated in such notice or any of them after receiving prior written notice from the Customer authorising it to do as much. The Customer shall be responsible for all reasonable expenses related to such destruction or disposal.

         (e) In the event that, within fifteen (15) Business Days of the Customer's receipt of a notice under clause 6.8(a) above, the Customer does not require the Supplier to maintain and/or Immunise such surplus sheep, or all of them, in accordance with clause 6.8(b) above, the Supplier shall maintain those sheep for which the Customer does not specify any such requirement in a good and proper manner but shall be under no obligation necessarily to maintain them as if the same were to be used in the production of Serum Products.

6.9 The Supplier shall be entitled to use the Original Sheep and any Additional Sheep in the production of Serum Products for the Customer in accordance with this agreement but for no other purpose without the express written consent of the Customer, which may be withheld for any reason.

7.       PRICE AND PAYMENT

7.1      (a)      Subject to clause 7.1(b) below, the Supplier shall at the time of each delivery of Serum Products issue a tax invoice in Australian Dollars to the Customer in respect of that delivery.

         (b) Until the Customer has been granted a licence by the FDA to manufacture Finished Products from Serum Products produced by the Supplier and to sell the same for human therapeutic use, the Supplier shall, in respect of all Serum products stored by the Supplier pursuant to clause 5.4(a) and upon completion of their manufacture, invoice the Customer in Australian Dollars eighty (80%) percent of the price otherwise payable therefor. The Supplier shall invoice the remainder of the price payable for such Serum Products at the time of each delivery thereof to the Customer.

7.2 The price payable by the Customer for the Serum Products shall be as set out in schedule 1, and such price, the Husbandry Fee, the Immunisation Fee and the Test Bleed Fee shall remain fixed unless varied in accordance with this agreement, with no such variation, subject to clause 7.7 below, to be made other than on a Review Date.

7.3      (a)      The parties shall meet either in person or by telephone at least fifty (50) Business Days in advance of each Review Date and shall negotiate in good faith to agree the percentage change, if any, over the preceding thirteen (13) Cycles in the cost to the Supplier of manufacturing and delivering the Serum
                  Products in accordance with this agreement and in the event that they agree on that percentage, the price payable by the Customer for the Serum Products during the thirteen (13)
                  Cycles following the next Review Date shall be increased or decreased, as applicable, by the same percentage. At the same time, the parties shall negotiate in good faith to agree the percentage changes, if any, over the preceding thirteen (13)
                  Cycles in each of the
                  cost to the Supplier of maintaining sheep as if used in the production of Serum Products where the same are not so used, of Immunising sheep and of conducting Test Bleeds, and in the event that they agree on those percentages, the Husbandry Fee, the Immunisation Fee and the Test Bleed Fee during the thirteen (13) Cycles following the next Review Date shall respectively be increased or decreased, as applicable, by the same percentages.

         (b) In the event that thirty (30) Business Days before such Review Date, the parties have not reached agreement in accordance with clause 7.3(a) above, they shall refer the matter for determination in accordance with clause 7.8, whereupon the price payable by the Customer for the Serum Products, the Husbandry Fee, the Immunisation Fee and the Test Bleed Fee during the thirteen (13) Cycles following the next Review Date shall respectively be increased or decreased, as applicable, by the same percentages as the percentage changes, if any, in the cost to the Supplier over the preceding thirteen (13) Cycles of manufacturing and delivering the Serum Products in accordance with this agreement, of maintaining sheep as if used in the production of Serum Products where the same are not so used, of Immunising sheep and of conducting Test Bleeds, each as determined pursuant to clause 7.8.

         (c) Notwithstanding the above, if neither party requests a meeting pursuant to clause 7.3(a) within fifty (50) Business Days before the relevant Review Date, the price payable by the Customer for the Serum Products and the Husbandry Fee, the Immunisation Fee and the Test Bleed Fee during the thirteen
                  (13) Cycles following such Review Date shall be the same as during the thirteen (13) Cycles preceding it, subject to any change to the price payable by the Customer for the Serum Products made pursuant to clause 7.7 below.

7.4      (a)      Unless clearly indicated to the contrary, the prices set out in schedule 1, as amended, and all other amounts and consideration to be provided under or in connection with this agreement ("Agreed Prices") are exclusive of any Goods and Services Tax and Of any Value Added Tax or other United
                  Kingdom taxes which is/are or may become payable as a consequence of importing Serum Products into the United
                  Kingdom, but otherwise reflect the total prices payable by the Customer's Group for the Serum Products.

         (b) Where an Agreed Price is exclusive of Goods and Services Tax, the Customer will pay to the Supplier such Agreed Price plus the amount of any Goods and Services Tax for which the Supplier becomes liable in respect of any Taxable Supply made by the Supplier in consideration for that Agreed Price.

         (c) A member of the Customer's Group shall pay any Value Added Tax due at the point of import into the United Kingdom of Serum Products exported thereto by the Supplier.

7.5 The price of the Serum Products shall include all costs of packaging, carriage and insurance therefor.

7.6 The Customer shall pay the Supplier the amount stated on each invoice for Serum Products issued pursuant to clause 7.1 at the end of the month following the date on which such invoice or the relevant Serum Products themselves are received by the Customer, whichever is the later.

7.7 If at any time during the term of this agreement the Customer requests material changes to be made to the Technical Agreement which concern the manufacturing procedures used to manufacture Serum Products and which the Supplier can prove will increase the costs to the Supplier to manufacture Serum Products or which the Customer can prove will decrease such costs, the parties will negotiate in good faith to agree revised prices for the Serum Products to reflect such increased or decreased costs, such revised prices to take effect when the parties agree, provided that if the parties have not reached such agreement within a reasonable time, they shall refer the matter for determination in accordance with clause 7.8, whereupon any increase or decrease in such costs will be as determined pursuant to clause 7.8.

7.8      (a)      In the event that clause 7.3(b) applies, or in the event that the Customer and the Supplier are unable to agree a change in the price for the Serum Products pursuant to clause 7.7, the parties shall refer the matter to a partner for the time being of any of the "big five" accountancy firms acceptable to both the Customer and the Supplier or failing him to such other person as the Customer and the Supplier may agree or in the absence of agreement such person as shall be appointed by the President for the time being of the Institute of Chartered
                  Accounts in Australia upon the application of either party
                  (the "EXPERT").

         (b) The Expert shall act as an expert and not as an arbitrator, his decision shall (in the absence of manifest error) be final and binding on the parties and he shall use all reasonable endeavours to determine, within twenty (20) Business Days:

                  (i) in the case of a referral under clause 7.3(b), the percentage change, if any, over the preceding thirteen (13) Cycles in the cost to the Supplier of manufacturing and delivering Serum Products in accordance with this agreement, of maintaining sheep as if used in the production of Serum Products where the same are not so used, of Immunising sheep or of conducting Test Bleeds, as applicable; or

                  (ii) in the case of a referral under clause 7.7, a revised price for the Serum Products which reflects the change in the cost to the Supplier of manufacturing the same as a result of material changes to the Technical Agreement made at the Customer's request.

                  In making a determination pursuant to clause 7.8(b)(i) above, the Expert shall reduce his calculation of any percentage change over the preceding thirteen (13) Cycles in the cost to the Supplier of manufacturing and delivering Serum Products in accordance with this agreement, of maintaining sheep as if used in the production of Serum Products where the same are not so used, of Immunising sheep or of conducting Test Bleeds, as applicable, to discount any increases in the foregoing which have already been reflected by increases, pursuant to clauses 7.7 or 7.8(b)(ii), in the price payable by the Customer for Serum Products.

         (c) Each party shall co-operate fully with the Expert and shall bear the entire cost to it arising out of the discharge of its obligations pursuant to this clause and the expenses of all counsel and other advisers, witnesses and employees retained by it for the purposes of the determination, save that the costs and expenses of the Expert shall be borne by the parties in such proportions as he may direct or, in the absence of direction, equally.

         (d) Subject to any rule of law or of any regulatory body or to any provision of any contract entered into prior to the date of this agreement to the contrary and to appropriate obligations of confidentiality, the Customer and the Supplier shall each give to the other and to the Expert such access to premises, papers, books, accounts, records, returns and other documents in their respective possession or control as may be required by the Expert to make his determination.

7.9      (a)      Notwithstanding the contrary provisions of clauses 7.3 and
                  7.8, in the event that in respect of any period of thirteen
                  (13) Cycles following a Review Date (the "FOLLOWING YEAR"), the quantities of Serum Products ordered by the Customer pursuant to clause 2.3(a) are at least fifteen (15) per cent.
                  higher than those ordered in respect of the thirteen (13)
                  Cycles preceding such Review Date (the "PREVIOUS YEAR"), the price payable by the Customer for the Serum Products during the Following Year shall not be increased or decreased, as applicable, by a percentage equal to the percentage change, if any, in the cost to the Supplier of manufacturing and delivering the Serum Products in accordance with this agreement during the Previous Year, whether determined by agreement of the parties pursuant to clause 7.3 or by the Expert pursuant to clause 7.8(b), but shall be increased or decreased, as applicable, by a percentage equal to the projected percentage change, if any, in the cost to the Supplier of manufacturing and delivering the Serum Products in accordance with this agreement during the Following Year.

         (b) In the event that clause 7.9(a) applies, the parties shall endeavour to agree the projected percentage change, if any, in the cost to the Supplier of manufacturing and delivering the Serum Products in accordance with this agreement during the Following Year at their meetings held pursuant to clause 7.3(a) and, in the event that they agree such percentage within thirty (30) Business Days before the relevant Review Date, the price payable by the Customer for the Serum Products shall be increased or decreased, as applicable, by the same percentage. In the event that the parties do not so agree such percentage within thirty (30) Business Days before the relevant Review Date, the matter shall be referred to the Expert who shall determine such percentage in accordance with clause 7.8.

8.       DEFECTS

8.1 The Customer shall, within fifty (50) Business Days of the delivery of any shipment of Serum Products, notify the Supplier of any defect therein by reason of which the Customer alleges that such Serum Products do not comply with, or that their manufacture, storage or transport, or the manufacture, storage or transport of the materials from which they were produced, has not complied with the requirements of this agreement, in which case the Customer shall be deemed to have rejected such shipment of Serum Products.

8.2 If the Customer fails to give such notice then, except in respect of any defect which is not apparent on reasonable inspection, the Customer shall be deemed to have accepted delivery of the Serum Products in such shipment, and the Supplier shall have no liability to the Customer in respect of late or missed delivery.

8.3 In the event that the Customer rejects any Serum Products pursuant to clause 8.1 above, the Supplier shall, within twenty (20) Business Days of being requested to do so, supply replacement Serum Products which accord with and whose manufacture, storage and transport, and the manufacture, storage and transport of the materials from which they were made accord with the requirements of this agreement, at no extra cost to the Customer.

9.       INTELLECTUAL PROPERTY

9.1 All Intellectual Property Rights in the Serum Products and the Finished Product and in the process of producing Finished Products from Serum Products or otherwise, and in all Product Information furnished by or on behalf of the Customer to the Supplier and in any other subject matter supplied to the Supplier in relation to the production of the Serum Products shall belong to and be and remain vested exclusively in the Customer, and the Supplier shall, without charge, assign and transfer to the Customer, with full title guarantee, all Intellectual Property Rights in the foregoing and each part of each and every one of them, for the remainder of the term during which the said rights and any renewals or extensions thereof shall subsist, including the rights to sue for the past infringements of such Intellectual Property Rights and to retain any damages obtained as a result of such action.

9.2 The Supplier shall execute and do all such documents, deeds, matters, acts and things as the Customer may at any time require properly to vest the Intellectual Property Rights in the Serum Products and the Finished Products or any part of or any one or more of them in the Customer or, at the Customer's direction, any other member company of the Customer's Group, or otherwise to perfect the Customer's or such other member company of the Customer's Group's title thereto or to assist the Customer in enforcing its entitlement hereunder to sue for any past infringement thereof. The Customer shall pay the Supplier's reasonable expenses in performing its obligations under this clause 9.2 but, for the avoidance of doubt, the Customer shall make no additional charge for performing such obligations.

9.3 All the Intellectual Property Rights in the process of producing the Serum Products shall, from the outset, and as between the parties, be vested exclusively in the Supplier, save to the extent that they or the materials, technologies or techniques in which they subsist have been provided to the Supplier by or on behalf of the Customer or any other member company of the Customer's Group, in which case and to which extent they shall belong exclusively to the Customer or such other company, as applicable,

9.4      (a)      The Customer shall provide and license the Supplier, for the term of this agreement, use of such Intellectual Property
                  Rights in the Product Information owned by the Customer as shall be necessary for the Supplier to produce Serum Products in accordance with this agreement but for no other purpose and the Supplier shall keep the same in the strictest confidence in accordance with the provisions of clause 16 hereto.

         (b) Upon the termination of this agreement, the Supplier shall promptly return all materials provided by the Customer pursuant to this clause 9.4, along with all copies and notes thereof, whether of the whole of such materials or part only, in whatever form the same exist.

         (c) Other than as expressly provided by this clause 9.4 or otherwise in writing, the Supplier has no entitlement to and shall make no use of any Intellectual Property Rights owned by or licensed to the Customer.

9.5 In performing its obligations pursuant to this agreement, the Supplier shall not knowingly infringe the Intellectual Property Rights of any third party and shall use its reasonable endeavours not to infringe any such Intellectual Property Rights.

10.      IMPROVEMENTS AND INVENTIONS

10.1 If the Supplier makes or acquires an Improvement, it shall promptly and fully disclose and explain the same in confidence to the Customer to the extent that it is not prohibited by law, by any undertaking given to others or by considerations relating to the securing of a patent or other Intellectual Property Right protection.

10.2 The Supplier shall, at the Customer's request, grant a world-wide, non-exclusive, royalty free, irrevocable licence (including the right to grant sub-licences thereunder) to the Customer in respect of any Improvement it makes and discloses to the Customer under clause 10.1 above. The provisions of this clause 10.2 shall survive the termination of this agreement for whatever reason.

10.3 If any patent is obtained by the Supplier in respect of any Improvement, the Supplier shall, at the Customer's request, grant a non-exclusive, royalty free, irrevocable licence (including the right to grant sub-licences thereunder) to the Customer in all the countries in which patent protection is obtained, for the full term of such patent. The provisions of this clause 10.3 shall survive the termination of this agreement for whatever reason.

10.4 Any Improvement arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree. Each party:-

         (a) shall have the irrevocable right to use such joint Improvement independently of the other;

         (b) shall have, to the extent necessary for such use, a licence in respect of all jointly held Intellectual Property Rights relating thereto including the right to grant sub-licences thereunder; and

         (c) hereby undertakes that, on request, it will confirm to any prospective licensee of the other the right of that other pursuant to this clause to grant such a licence.

10.5     (a)      Where the Supplier has developed an Improvement it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on such Improvement until the Customer has had at least fifteen
                  (15) Business Days from disclosure to it in writing of all information relating to such Improvement to consider whether patent or other protection should be applied for in respect thereof.

         (b) The Supplier will, on request, notify the Customer whether it intends to seek any patent protection in respect of such Improvement and if it does not, it shall, on request, assign to the Customer or such other member company of the Customer's Group as the Customer may direct all rights therein and the obligation on the Supplier in clause 10.5(a) above shall continue for such time as may be reasonably required in order for the Customer or such other company, as applicable, to prepare and file an application for such patent protection.

10.6 The Supplier may, at any time in respect of an Improvement, elect not to pursue further an application for patent protection either jointly or on its own behalf or to maintain any such patent protection as it may have obtained but shall notify the Customer of any such election and shall offer the rights in such Improvement or patent to the Customer and shall, if so requested by the Customer, assign all rights it may have therein to the Customer, or such other member company of the Customer's Group as the Customer may direct, provided that the Supplier shall be entitled to a full, irrevocable, world-wide, perpetual, royalty free, non exclusive licence under all relevant rights with the right to sub-license and assign the same.

10.7 Each party shall bare its own costs in respect of any patent applications it makes but the parties shall share equally the costs of filing and prosecuting, to the fullest extent possible, any future joint patent applications and of maintaining in all countries every patent granted pursuant to such applications.

10.8     (a)      Each party shall inform the other of any infringement of any patent obtained in respect of any Improvement (for the purposes of this clause, a "PATENT") forthwith upon such infringement coming to its notice.

         (b) In the event of such infringement and in the event that the party which owns a Patent chooses to pursue the infringer, the other party shall, at the first party's expense, provide all reasonable assistance to the first party, (including without limitation the use of its name in or being joined as a party to proceedings) in connection therewith.

         (c) In the event of such infringement and in the event that the party which owns the relevant Patent chooses not to pursue the infringer, the other party may take all legitimate steps to halt the infringement and the first party shall, at the other party's expense, provide all reasonable assistance to the other party, (including without limitation the use of its name in or being joined as a party to proceedings) in connection with such steps.

         (d) Except as expressly provided above, each party shall bear the costs of any proceedings taken in respect of such infringement.

11.      QUALITY CONTROL AND COMPLIANCE WITH REGULATIONS

11.1 The Supplier shall at all times maintain, in a clean, safe and hygienic condition and in accordance with all appropriate statutes and regulations:-

         (a)      the premises at which it produces Serum Products;

         (b) the equipment located in such premises which is used in connection with the production and packaging of Serum Products; and

         (c)      all packaging to be used in connection with Serum Products.

11.2     (a)      In addition to the rights granted to the Customer by the
                  Supplier by clause 2.8 above, the Supplier shall, on reasonable notice, permit the Customer's authorised representatives from time to time and during normal working hours to enter, assess and inspect the premises at which the Supplier produces Serum Products and its personnel involved in such production, in order to observe the Supplier's operations and methods, provided that the Customer shall ensure that such representatives shall at all times comply with the Supplier's regulations and instructions relating to the safety and conduct of persons on its premises.

         (b) The Supplier shall provide all reasonable assistance to the Customer and its authorised representatives in conducting any assessment or inspection pursuant to this clause 11.2, including without limitation by answering all inquiries made in the course thereof and by providing access to relevant records.

11.3 The Supplier shall, on the fifteenth (15th) day of each month, provide the Customer with a written report providing any information which might reasonably be of interest to the Customer relating to the following matters, such report to relate to the calendar month prior to that in which it is provided;

         (a) the health status of the sheep involved in the production of Serum Products;

         (b) the process of immunising and bleeding such sheep in the course of producing Serum Products;

         (c)      the yields of Serum Products obtained from such sheep; and

         (d) any issues relating to quality control, non-compliance with Standard Operating Procedures, regulatory requirements, excursions or incidents involving such sheep or any aspect of the production of Serum Products.

11.4 The obligations of clause 11.3 above shall not apply insofar as the Supplier gives the Customer information which it would otherwise be required to do thereunder pursuant to other provisions of this agreement, including, for the avoidance of doubt, the Technical Agreement.

11.5 The Supplier shall dispose of any unused Bulk Immunogen and of any and all unneeded, unused or unusable Serum Products or the production stages thereof, of which it disposes for whatever reason, whether pursuant to this agreement or otherwise, at its own cost, appropriately, promptly and safely, in compliance with all applicable environmental and health and safety laws, regulations and legislation.

11.6 Without prejudice to the foregoing, the Supplier shall comply in all respects, including without limitation, in respect of workplace safety and the condition of the premises at which it produces the Serum Products, with the provisions of the Workplace Health and Safety Act 1995 (Tasmania).

11.7 The Customer shall have no liability to the Supplier for any claims brought by the Supplier's employees or agents pursuant to the Workers Rehabilitation and Compensation Act 1988 (Tasmania) or for breaches of the Workplace Health and Safety Act 1995 (Tasmania) in respect of the premises on which such employees or agents work.

11.8 The Customer shall have no liability to the Supplier for any payments to the Supplier's employees or agents, whether by remuneration, long service leave, or any other entitlements, or for any claims brought by the Supplier's employees or agents, whether pursuant to common law or any legislation.

12.      WARRANTIES

12.1 The Supplier warrants to the Customer that it shall produce, handle, store and transport Serum Products and all materials and components used in their production with skill, competence, care and attention and in accordance with all appropriate legislation, regulations and other requirements of any appropriate regulatory authority which apply from time to time.

12.2 The Supplier warrants to the Customer that the Serum Products shall be of satisfactory quality and shall conform with the Technical Agreement and that the Supplier shall comply with the Technical Agreement and the requirements of all SOPs referred to therein in all respects.

12.3 The Supplier warrants to the Customer that the Serum Products are and shall continue to be, until title to them is transferred to the Customer (which shall occur when the Serum Products are delivered to the Customer or its agent pursuant to clause 5.8 above), its absolute property, free from any mortgage, charge, pledge, lien or third party right or interest of any kind, but for the avoidance of doubt, this clause 12.3 shall not operate to restrict the Supplier from offering its assets, other than Serum Products and the production stages thereof, as security for indebtedness which it incurs in the normal course of its business.

12.4 The Supplier warrants to the Customer that it shall keep all sheep used or to be used in the production of Serum Products at its facility separately from any other livestock thereat in an appropriate manner and to appropriate standards prescribed by legislation for the use of the same in such production including, without limitation, by providing veterinary services therefor.

12.5 The Supplier warrants to the Customer that it shall comply with all legislative or regulatory requirements imposed upon it by virtue of the performance of its obligations or the exercise of its rights pursuant to this agreement, including but not limited to the:

                  (i)      Animal Welfare Act 1993 (Tasmania);

                  (ii)     Animal Health Act 1995 (Tasmania);

                  (iii) Environmental Management and Pollution Control Act 1994 (Tasmania);

                  (iv)     Environment Protection Act 1993 (Tasmania);

                  (v)      Export Control Act 1982 (Commonwealth);

                  (vi)     Workplace Health and Safety Act 1995 (Tasmania); and

                  (vii) Workers Rehabilitation and Compensation Act 1986 (Tasmania);

                  and, to the extent applicable, that it has given due consideration thereto and to any other appropriate legislation in preparing the SOPs, such that the SOPs, and the manufacture of Serum Products and the upkeep of the sheep used therein in accordance with such SOPs, comply and shall comply with such requirements.

12.6 The Supplier warrants that it shall comply with the Trade Practices Act 1974 (Commonwealth) in the provision of services to the Customer pursuant to this agreement.

12.7 Each party warrants to the other that it has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement.

12.8 Each party warrants to the other that its entering into this agreement will not be a breach of any other agreement to which it is a party.

13.      LIMITATION OF LIABILITY

13.1     The Supplier's liability to the Customer for:-

         (a) death or injury resulting from its own negligence, or that of its employees, agents or subcontractors; and

         (b) all loss or damage suffered by the Customer as a result of breach by the Supplier of statutorily implied terms in respect of the Serum Products relating to title, quiet possession and freedom from encumbrances;

          shall not be limited.

13.2     Subject to clause 13.1 above, the Supplier's liability for any single
         breach of this agreement shall be limited to      [*]     .

13.3 The Customer shall not be responsible in any way for ensuring or assisting the Supplier's compliance with such legislation as the Supplier is required to comply with hereby or otherwise, and shall have no liability to the Supplier for and in the event of the Supplier's failure so to comply with such legislation or any part thereof.

14.      FORCE MAJEURE

14.1 "EVENT OF FORCE MAJEURE" means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the "CLAIMING PARTY") including, without limitation, strikes, lock-outs and other industrial disputes (in each case, whether or not relating to the Claiming Party's workforce).

14.2 The Claiming Party shall not be deemed to be in breach of this agreement or otherwise liable to the other party (the "NON-CLAIMING PARTY") for any delay in performance or any non-performance of any obligations under this agreement (and the time for performance shall be extended accordingly) to the extent that the delay or non-performance is due to an Event of Force Majeure, provided that:-

         (a) the Claiming Party could not have avoided the effect of the Event of Force Majeure by taking precautions which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought reasonably to have taken but did not take; and

         (b) the Claiming Party has used reasonable endeavours to mitigate the effect of the Event of Force Majeure and to carry out its obligations under this agreement in any other way that is reasonably practicable.

14.3 The Claiming Party shall promptly notify the Non-Claiming Party of the nature and extent of the circumstances giving rise to the Event of Force Majeure.

14.4 If the Event of Force Majeure in question prevails for a continuous period in excess of three (3) months after the date on which it began, the Non-Claiming Party may give notice to the Claiming Party terminating this agreement. The notice to terminate must specify the termination date, which must not be less than thirty (30) clear days after the date on which the notice to terminate is given. Once the notice to terminate has been validly given, this agreement will terminate on the termination date set out in the notice. Neither party shall have any liability to the other in respect of termination of this agreement due to an Event of Force Majeure, but rights and liabilities which have accrued prior to termination shall subsist, including without limitation those under clause 16.

15.      DURATION AND TERMINATION

15.1     (a)      This agreement shall come into effect on the Effective Date and shall continue in force for a period of [*] (the "INITIAL
                  TERM"), unless terminated earlier pursuant to this clause 15.


* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

         (b) Following the expiry of the Initial Term, and provided that neither party has given the other notice of termination, such notice to be given at least eighteen (18) months prior to the end of the Initial Term, this agreement shall remain in force until terminated by either party giving to the other party not less than eighteen (18) months' written notice.

15.2 A party (the "INITIATING PARTY") may terminate this agreement with immediate effect by written notice to the other party (the "BREACHING PARTY") on or at any time after the occurrence of any of the following events:

         (a) the Breaching Party being in continuing or material breach of an obligation under this agreement and, if the breach is capable of remedy, failing to remedy the breach within thirty
                  (30) Business Days starting on the day after receipt of written notice from the Initiating Party giving full details of the breach and requiring the Breaching Party to remedy the breach;

         (b) the Breaching Party passing a resolution for its winding-up or a court of competent jurisdiction making an order for the Breaching Party's winding-up or dissolution;

         (c) the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling an asset of the Breaching Party; and

         (d) the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

15.3     For the purpose of clause 15.2(a):

         (a) a breach will be considered capable of remedy if time is not of the essence in performance of the obligation in question and if the Breaching Party can comply with the obligation within the thirty (30) Business Day period referred to in such clause; and

         (b) without limitation, a breach by either party of any legislative or regulatory requirement with which it is required to comply hereunder shall constitute a material breach of an obligation under this agreement.

15.4 Notwithstanding the above, the Customer may terminate this agreement forthwith and without liability to the Supplier in the event that:

         (a) the Customer receives notification that the FDA will not grant its approval to sale of Finished Products for human therapy if manufactured from Serum Products produced for the Customer by the Supplier;

         (b) the Customer does not receive such approval within a reasonable time following the Effective Date;

         (c)      such approval, if granted, is withdrawn; or

         (d) the Customer determines in its reasonable discretion not to request such approval on the basis that it does not reasonably consider that the FDA will grant the same.

15.5 Following the termination of this agreement for whatever reason, the parties shall negotiate in good faith the removal of the Original Sheep and any Additional Sheep from the Supplier's premises but until the same are so removed, the Supplier shall maintain them at the Customer's expense in such manner as immediately prior to such termination or as the Customer otherwise directs.

15.6 Upon the termination of this agreement, for whatever reason, the Supplier shall promptly execute all such documents, deeds, matters, acts and things as the Customer may require properly to vest in the Customer or, at the Customer's direction, any other member of the Customer's Group, such Intellectual Property Rights to which the Customer is entitled pursuant to this agreement and which have not, prior to such termination, been so executed. The Customer shall pay the Supplier's reasonable expenses in performing its obligations under this clause 15.6 but, for the avoidance of doubt, the Customer shall make no charge for performing such obligations.

16.      CONFIDENTIALITY

16.1 Each party shall, during the full term of this agreement and thereafter, keep secret and confidential the contents of this agreement, the Technical Agreement and all Business Information and Product Information disclosed to it by or on behalf of the other party or otherwise belonging to the other party (and shall procure that its agents and/or employees are similarly bound) and shall not disclose the same to any person, save to the extent necessary to perform its obligations under this agreement in accordance with its terms and save as expressly authorised in writing to be disclosed by the other party.

16.2 The obligation of confidentiality contained in clause 16.1 shall not apply or (as the case may be) shall cease to apply to Business Information or Product Information which:-

         (a) at the time of its disclosure by the disclosing party is already in the public domain or which subsequently enters the public domain other than by breach of the terms of this agreement by the receiving party;

         (b) is already known to the receiving party (as evidenced by written records) at the time of its disclosure by the disclosing party and was not otherwise acquired by the receiving party from the disclosing party under any obligations of confidence;

         (c) is at any time after the date of this agreement acquired by the receiving party from a third party having the right to disclose the same to the receiving party without breach of obligation owed by that third party to the disclosing party; or

         (d) is required to be disclosed by applicable law or order of a court of competent jurisdiction or government department or agency or by the rules and standards of the

                  London Stock Exchange plc or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body, including without limitation, the Australian Securities and Investments Commission, provided that prior to such disclosure the receiving party shall advise the disclosing party of the proposed form of the disclosure.

16.3 Notwithstanding the foregoing provisions of this clause 16, the Customer and any of its sub-licensees pursuant to this agreement shall be entitled to disclose Business Information or Product Information of the Supplier to:

                  (i) actual or potential customers for Finished Products, insofar as such disclosure is reasonably necessary to promote the sale or use of Finished Products; and

                  (ii)     any other member company of the Customer's Group.

16.4 Each party shall procure that all its employees, contractors, consultants, advisers and sub-licensees pursuant to this agreement (if any) who have access to any information of the other to which the obligations of clause 16.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable, all such employees, contractors and sub-licensees shall enter into written undertakings in favour of the other party to this end.

16.5 Any disclosures made by a party under this agreement to the other party which are specific or a combination of features shall not be deemed to fall within the above exceptions merely because any specific disclosure is covered by a general disclosure or because individual features are within or subsequently enter the public domain or the other party's possession and the above exceptions shall only apply in the case of disclosure of a combination of features if the combination and its principle of operation is within or subsequently enters the public domain or the other party's possession following acquisition by that other party from a third party entitled to make such disclosure without breach of any obligation of confidence.

17.      COSTS

         Save as expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

18.      VARIATIONS

18.1 This agreement may be varied only by a document signed by each of the Supplier and the Customer, except that:

         (a) the Customer may amend at will its standard terms and conditions of purchase annexed hereto as schedule 3; and

         (b) in the event that the Customer reasonably requests amendments to be made to the Technical Agreement, such amendments shall take effect upon the Customer giving notice thereof to the Supplier.

18.2 In the event that the Customer amends its standard terms and conditions of purchase annexed hereto as schedule 3, it shall promptly notify the Supplier of such amendments.


19.      WAIVER

19.1 A waiver of any term, provision or condition of, or consent granted under this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

19.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

19.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

19.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

20.      INVALIDITY

         If any provision of this agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

         (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

         (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.

21.      NOTICES

21.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered by hand or sent by prepaid post (airmail if sent abroad) or sent by facsimile transmission and immediately confirmed by hand delivery or registered post:-

         In the case of the Supplier to:

         Address:        Mountford, Longford, Tasmania 7301, Australia
         Fax:            +61 (0)3 6391 2723
         Attention:      The General Manager

          In the case of the Customer to:

          Address:         Protherics Australasia Pty Ltd, RSD Turretfield
                           Research Centre, Rosedale,
                           South Australia 5350
          Fax:             +61 (0)8 8524 9113
          Attention:       Operations Director

         and a notice given in accordance with this clause shall be deemed received:-

         (a)      if delivered by hand, upon the date of delivery;

         (b) if sent by pre-paid post, seven (7) Business Days after the date of posting;

         (c) if sent by fax, on the day the transmission is sent (but only if the sender has a confirmation report specifying a facsimile number of the recipient, the number of pages and date of transmission), provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m., such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

21.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 21.1 provided that such notification shall only be effective on:-

         (a) the date specified in the notification as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

22.      NO PARTNERSHIP

22.1 Nothing in this agreement and no action taken by the parties pursuant to this agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

22.2 At no time shall either of the parties have the authority to hold itself out as the agent of the other or as being empowered to bind the other in any way whether contractually or otherwise.

23.      ASSIGNMENT AND SUB-CONTRACTING

23.1 Subject to clause 23.2, this agreement is personal to the parties to it and accordingly, neither party may, without the prior written consent of the other, assign the benefit of all or any its obligations under this agreement, nor any benefit arising under or out of this agreement.

23.2 The Customer shall be entitled without the prior written consent of the Supplier to assign, transfer or in any manner make over the benefit and/or burden of this agreement to an Affiliate or member company of the Customer's Group or to any joint venture company where it is the beneficial owner of at least fifty (50) per cent. of the issued share capital thereof or to any company with which it may merge or to any company to which it may transfer its assets and undertaking provided that such Affiliate or other company undertakes and agrees in writing to assume, observe and perform the rights and powers and/or duties and obligations of the Customer under this agreement.

23.3 This agreement shall be binding upon the successors and assignees of the parties hereto and the name of a party appearing herein shall be deemed to include the name of its successors and assignees, provided always that nothing shall permit any assignment by either party except as expressly provided herein.

23.4 The Supplier may sub-contract any of its obligations under this agreement, provided that:

         (a) it has used all due diligence in selecting the third party to which it sub-contracts such obligations, by evaluating the competency of such third party to undertake the same;

         (b) it advises the Customer in advance of its intention to sub-contract such obligations to a third party and at such time identifies such third party to the Customer and informs the Customer of the terms of such proposed sub-contracting arrangement; and

         (c) the Customer consents in writing to such sub-contracting to such party on such terms, which consent may be withheld for any reason.

23.5 Notwithstanding any sub-contracting of its obligations to a third party, the Supplier shall remain fully responsible for the performance of its obligations under and fully liable for any breach of this agreement.

23.6 In the event that the Supplier sub-contracts any of its obligations under this agreement to a third party, the Supplier shall conduct audits of such third party's performance on at least an annual basis and promptly report the results of such audits to the Customer.

24.      GOVERNING LAW AND JURISDICTION

24.1 This agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with the laws of South Australia.

24.2 Each of the parties to this agreement irrevocably agrees that the courts of South Australia shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the non-exclusive jurisdiction of the courts of South Australia.

24.3 Neither party not commence any court or arbitration proceedings in relation to any dispute arising out of the subject matter of this agreement unless (except where such party seeks urgent interlocutory relief) it:

         (a) gives written notice to the other party specifying the nature of the dispute; and

         (b) then endeavours to resolve the dispute with the other party expeditiously using formal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them,

24.4 If the parties do not agree within seven (7) days of service of the notice referred to in clause 24.3(a) (or such further period as they may agree in writing) as to:

         (a) the dispute resolution techniques and procedures to be adopted;

         (b)      the timetable for all steps in those procedures; and

         (c) the selection and compensation of the independent person required for such technique;

                  the parties shall mediate the dispute in accordance with Practice Direction No. 12 of the Supreme Court of South Australia (Guidelines for Conduct of Mediation) and execute an agreement to mediate in a form approved by the Law Society of South Australia. The President of the Law Society of South Australia or the President's nominee will select the mediator and determine the mediator's remuneration.

25.      EXCLUSION OF THIRD PARTY RIGHTS

         This agreement is not for the benefit of any person who is not a party signatory hereto or specifically named as a beneficiary herein.

26.      ENTIRE AGREEMENT

         Other than in the case of any claim or proceeding based upon fraud (including without limitation fraudulent concealment), this agreement, incorporating the Technical Agreement, constitutes the entire and only agreement and understanding of the parties and supersedes all prior oral or written agreements, undertakings, representations or arrangements between them relating to the subject matter of this agreement. Neither party shall be entitled to rely on any agreement, understanding, representation or arrangement which is not expressly contained in this agreement.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by
for and on behalf of SELBORNE BIOLOGICAL SERVICES (AUSTRALIA) PTY LIMITED


/s/ M. G. Pope                 (Signature)
------------------------------


Signed by
for and on behalf of PROTHERICS AUSTRALASIA PTY LIMITED

/s/ James C. Christie          (Signature)
------------------------------


                                     -35-